Exhibit (d)(25)

Amendment to Investment Advisory Agreement

This is an Amendment, dated ____________, 2016 (this “Amendment”), to the Investment Advisory Agreement dated June 10, 2013 (the “Agreement”), as amended December 14, 2015 and March 31, 2016, by and between ALPS ETF Trust, a Delaware statutory trust (the “Trust”) and ALPS Advisors, Inc. (the “Adviser”). Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Trust and the Adviser wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Effective as of the date above, Appendix A of the Agreement is hereby deleted in its entirety and replaced with a new Appendix A attached hereto.

2.
Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ETF TRUST		ALPS ADVISORS, INC.

By:		By:
Name:	Patrick Buchanan	Name:	Thomas A. Carter
Title:	Treasurer	Title:	President

Appendix A

Fund	Annual Advisory Fee
RiverFront Strategic Income Fund	11 basis points
RiverFront Dynamic Unconstrained Income ETF	$0-$600 million aggregate fund assets: 51 basis points $600 million and over aggregate fund assets: 48 basis points
RiverFront Dynamic Core Income ETF	$0-$600 million aggregate fund assets: 51 basis points $600 million and over aggregate fund assets: 48 basis points
RiverFront Dynamic US Dividend Advantage ETF	$0-$600 million aggregate fund assets: 52 basis points $600 million and over aggregate fund assets: 49 basis points
RiverFront Dynamic US Flex-Cap ETF	$0-$600 million aggregate fund assets: 52 basis points $600 million and over aggregate fund assets: 49 basis points